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                                                                      EXHIBIT 21

                          SUBSIDIARIES OF THE COMPANY
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     Norton McNaughton of Squire, Inc., a New York corporation ("Squire"), is a wholly-owned subsidiary of the Company. Miss Erika, Inc., a Delaware corporation, is a wholly-owned subsidiary of the Company. Jeri-Jo Knitwear, Inc., a Delaware corporation, is a wholly-owned subsidiary of the Company, Norty's Inc., a Delaware corporation, is a wholly-owned subsidiary of Squire.